EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2003, except for Notes 12, 13, 14 and 15, as to which the date is February 9, 2004, with respect to the financial statements of LBI Holdings I, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Liberman Broadcasting Corporation dated February 12, 2004.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 10, 2004